Exhibit (l)

Eversheds Sutherland (US) LLP

October 13, 2021

Runway Growth Finance Corp.

205 N. Michigan Avenue

Suite 4200

Chicago, Illinois 60601

Re:	Runway Growth Finance Corp. Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Runway Growth Finance Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the U.S. Securities and Exchange Commission of a registration statement on Form N-2 (File No. 333-259824) (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be sold by the Company to the underwriters, including the Shares that may be sold pursuant to the overallotment option granted to the underwriters, pursuant to an underwriting agreement substantially in the form filed as Exhibit (h) to the Registration Statement (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act and no opinion is expressed herein as to any other matter other than as to the legality of the Shares.

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	The Underwriting Agreement;

(ii)	The Articles of Amendment and Restatement and Articles of Amendment of the Company, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland;

(iii)	The Second Amended and Restated Bylaws of the Company, certified as of the date of this opinion letter by an officer of the Company;

(iv)	A Certificate of Good Standing with respect to the Company issued by the SDAT as of a recent date;

(v)	The resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the offer, issuance, and sale of the Shares pursuant to the Registration Statement, certified as of the date of this opinion letter by an officer of the Company (collectively, the “Resolutions”);

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.

October 13, 2021 Page 2

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates of public officials (which we have assumed remain accurate as of the date of this opinion letter) and on a certificate of an officer of the Company. We have not independently established the facts or, in the case of certificates of public officials, the other statements so relied upon.

With respect to such examination and our opinion expressed in this opinion letter, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

The opinion set forth below is limited to the effect of the Maryland General Corporation Law as in effect on the date of this opinion letter, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any federal or state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Shares.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that, when the Underwriting Agreement is executed by duly authorized officers of the Company and delivered to the purchasers thereof, and when the Shares, which have been duly authorized, are issued against payment of the agreed consideration therefor in accordance with the Registration Statement, Underwriting Agreement, and Resolutions, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied or inferred and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section of the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP